EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
RECORD SECOND QUARTER EARNINGS

DURANGO, Colorado (October 2, 2003) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”) which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2004.

For the quarter ended August 31, 2003, revenues increased 8.0 percent to $5.5 million, compared with $5.1 million in the second quarter of FY2003. Comparable-store sales at franchised retail outlets decreased 2.2 percent during the most recent quarter when measured against the three months ended August 31, 2002. The Company believes that the decline in comp-store sales reflects the impact of an uncertain economy upon customer traffic in shopping malls and tourist-oriented shopping venues.

Net earnings for the second quarter of FY2004 increased 10.4 percent to $680,000, compared with $616,000 in the prior-year period. Basic earnings per share increased 8.0 percent to $0.27 in the most recent quarter, compared with $0.25 in the second quarter of FY2003. Diluted earnings per share increased 8.7 percent to $0.25 in the second quarter of FY2004, compared with $0.23 in the prior-year period.

For the six months ended August 31, 2003, revenues increased 4.0 percent to $9.4 million, versus $9.0 million in the corresponding period of the previous fiscal year. Retail revenues increased 83.7 percent to $1.3 million (vs. $709,000) due to the repossession of 4 Company-financed stores from an insolvent franchisee. Comparable-store sales at franchised retail outlets for the six-month period ended August 31, 2003 decreased approximately 4.2 percent when measured against the first half of FY2003. Management believes this was due to a weak retail and economic environment.

Net earnings decreased 1.3 percent to $1.06 million for the six months ended August 31, 2003, compared with $1.07 million during the same period in FY2003. Basic earnings per share declined 2.3 percent to $0.42 during the first half of FY2004, versus $0.43 in the six months ended August 31, 2002. Diluted earnings per share were unchanged at $0.39 for the six-month periods ended August 31, 2003 and 2002.

“We are quite pleased to report record earnings and EBITDA (1), along with a narrowing in comp-store sales declines during our second quarter, especially in light of last year’s strong second quarter results and the continued impact of an uncertain economy upon consumer spending trends throughout America in recent months,” stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “A significant number of our stores are located in tourist-oriented markets that have not fully recovered from the post-9/11 drop in travel. Our operating results for the second quarter and first half of Fiscal 2004 were in line with management’s expectations, and we continue to anticipate record earnings for the fiscal year ending February 29, 2004.”

“Although comp-store sales continued to trail prior-year levels in the most recent quarter, the 2.2 percent decline was smaller than that recorded in the first quarter (6.2%),” observed Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Our franchisees opened 10 new stores in the second quarter and 13 new stores during the first half of the fiscal year. We expect 10-14 new store openings during the third quarter, and full year openings should reach the upper end of our target range of 25-30 units. Franchisee interest in our new ‘kiosk’ retail concept has accelerated sharply in recent months, and we expect franchisees to be operating a total of 9-10 kiosks by the Christmas holiday shopping season. We continue to be very pleased with the performance of our new ‘in-line’ store design and the ‘kiosk’ concept in regional shopping mall environments.”

“Our balance sheet and cash flows remain healthy,” continued Merryman. “EBITDA (1) and income from operations totaled $1.3 million and $1.1 million, respectively, in the second quarter, versus $1.2 million and $1.0 million in the prior-year period. We ended the quarter with $2.8 million of cash in the bank, a current ratio of 2.9-to-1.0, and a debt-to-equity ratio of 34%.”

(Note: Footnote 1 below provides a discussion of how and why the Company uses EBITDA, a non-GAAP measure of earnings before interest, taxes, depreciation and amortization in this release. Further in this release are tables that reconcile this non-GAAP measurement to GAAP financial information.)

During the second quarter of FY2004, franchisees opened new stores in Bellevue, Washington; Chattanooga, Tennessee; Davenport, Iowa; Glendale, Arizona; Orlando (Festival Bay), Florida; Allen, Texas; Frisco, Texas; Laredo, Texas; Colorado Springs (Briargate), Colorado; and Blue Mountain, Ontario, Canada. Eight of the locations incorporate the new store design that was introduced during FY2002, and the store in Glendale, Arizona, represents the fifth ‘kiosk’ unit to open since February 2002.

The Company will host a conference call Thursday, October 2, 2003 at 4:15 p.m. EDT to discuss first quarter results in greater detail and the outlook for the balance of Fiscal 2004. The dial-in number for the conference call is 800-915-4836 (international/local participants dial 973-317-5319). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://www.firstcallevents.com/service/ajwz389649313gf12.html. A replay of the call will be available through October 9, 2003 by dialing 800-428-6051 or for international callers by dialing 973-709-2089, the replay Access Code is 308631. The call will also be archived through January 2, 2004 at http://www.firstcallevents.com/service/ajwz389649313gf12.html.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 237 stores in 37 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
OR
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via
email at info@rjfalkner.com

FOOTNOTE 1: EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance and is a principal basis for valuation. The Company uses EBITDA as a primary measure of the operating performance of the Company. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, cash flow from operating activities, as a measure of liquidity, or any other measure determined in accordance with accounting principles generally accepted in the United States of America. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments that are not reflected in EBITDA. Also, other companies that report EBITDA information may calculate EBITDA in a different manner than the Company

The following table reconciles operating income to EBITDA.

(in thousands)	Three Months ended August 31,		Six Months Ended August 31,
	2003	2002	2003	2002

Operating income	1,109	1,019	1,741	1,776
Depreciation and amortization	227	206	428	412
EBITDA	1,336	1,225	2,169	2,188

STORE INFORMATION

	New stores opened
	during the six months	Stores open as of
	ended August 31, 2003	August 31, 2003

United States:
Franchised Stores	11	202
Company-owned Stores	—	8
International Licensed Stores	2	27

Total	13	237

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2003	2002	2003	2002

Revenues
Factory sales	$3,405	$3,590	62.2%	70.9%
Royalty and marketing fees	998	1,010	18.3%	19.9%
Franchise fees	163	80	3.0%	1.6%
Retail sales	905	387	16.5%	7.6%
Total revenues	5,471	5,067	100.0%	100.0%
Costs and Expenses
Cost of sales	2,657	2,499	48.6%	49.3%
Franchise costs	252	307	4.6%	6.1%
Sales and marketing	252	323	4.6%	6.4%
General and administrative	511	498	9.3%	9.8%
Retail operating	463	215	8.5%	4.2%
Depreciation and amortization	227	206	4.1%	4.1%
Total costs and expenses	4,362	4,048	79.7%	79.9%
Income from Operations	1,109	1,019	20.3%	20.1%
Other Income (Expense)
Interest expense	(39)	(88)	(0.7%)	(1.7%)
Interest income	23	59	0.4%	1.2%
Other, net	(16)	(29)	(0.3%)	(0.5%)
Income Before Income Taxes	1,093	990	20.0%	19.6%
Provision for Income Taxes	413	374	7.6%	7.4%
Net Income	$680	$616	12.4%	12.2%
Basic Earnings per Common Share	$.27	$0.25
Diluted Earnings per Common Share	$.25	$0.23
Weighted Average Common Shares Outstanding	2,529,833	2,498,699
Dilutive Effect of Employee Stock Options	184,291	207,378
Weighted Average Common Shares Outstanding, Assuming Dilution	2,714,124	2,706,077

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2003	2002	2003	2002

Revenues
Factory sales	$5,976	$6,219	63.6%	68.8%
Royalty and marketing fees	1,810	1,875	19.3%	20.7%
Franchise fees	310	236	3.3%	2.6%
Retail sales	1,302	709	13.9%	7.9%
Total revenues	9,398	9,039	100.0%	100.0%
Costs and Expenses
Cost of sales	4,583	4,236	48.8%	46.9%
Franchise costs	499	599	5.3%	6.6%
Sales and marketing	506	637	5.4%	7.0%
General and administrative	941	966	10.0%	10.7%
Retail operating	699	413	7.4%	4.6%
Depreciation and amortization	428	412	4.6%	4.6%
Total costs and expenses	7,656	7,263	81.5%	80.4%
Income from Operations	1,742	1,776	18.5%	19.6%
Other Income (Expense)
Interest expense	(82)	(174)	(0.8%)	(1.9%)
Interest income	46	127	0.5%	1.4%
Other, net	(36)	(47)	(0.3%)	(0.5%)
Income Before Income Taxes	1,706	1,729	18.2%	19.1%
Provision for Income Taxes	645	654	6.9%	7.2%
Net Income	1,061	$1,075	11.3%	11.9%
Basic Earnings per Common Share	$.42	$.43
Diluted Earnings per Common Share	$.39	$.39
Weighted Average Common Shares Outstanding	2,521,674	2,491,693
Dilutive Effect of Employee Stock Options	168,302	245,601
Weighted Average Common Shares Outstanding, Assuming Dilution	2,689,976	2,737,294

SELECTED BALANCE SHEET DATA
(in thousands)

		February 28, 2003
	August 31, 2003	(audited)

Current Assets	$8,660	$7,654
Total assets	$16,594	$16,084
Current Liabilities	$2,990	$2,873
Long-Term Debt, Less Current Maturities	$2,457	$3,073
Stockholders’ Equity	$10,900	$9,891